Exhibit 10.4

Amending Agreement

This Amending Agreement is made this 3rd day of November, 2010

Between

NOVA SCOTIA POWER INC.

(NSPI)

- and -

NEWPAGE PORT HAWKESBURY CORP.

(NPPH)

Introduction:

A. NSPI and NPPH (the “Parties”) have entered into:

1.	an Asset Purchase Agreement dated April 1, 2010 (“APA”) pursuant to which NSPI has agreed to purchase certain assets comprising real property and equipment;

2.	an Engineering, Procurement and Construction Contract dated July 14, 2010 (“EPC Contract”) pursuant to which NPPH has agreed to engineer, procure, construct and deliver a nominal 60 MW co-generation biomass facility on a turn-key basis (the “Plant”);

3.	a Management, Operations and Maintenance Agreement dated April 1, 2010 (the “MOMA”) pursuant to which NPPH has agreed to manage, operate and maintain the Plant; and

4.	a Steam, Fuel and Shared Services Agreement dated April 15, 2010 (the “SFSSA”) pursuant to which fuel and shared services will be supplied to NSPI by NPPH and/or steam, condensate and shared services will be supplied to NPPH by NSPI in the event that the MOMA terminates or expires; and

(together the “Agreements”)

B. In order to proceed to closing under the APA expeditiously, the Parties have agreed to amend certain provisions of the Agreements on the terms set out herein as well as to set out the terms applicable to certain conditions of closing.

In consideration of $10 paid by NSPI to NPPH, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1 - Water

1.1	It is a condition of Closing under section 8.1.7 of the APA that NPPH deliver to NSPI an assignment of its rights to take water from Landrie Lake, unless the parties have agreed to an alternative permanent raw water supply satisfactory to NSPI, together with an assignment of the NPPH easement and other access rights to Landrie Lake. NSPI and NPPH agree that the following is a satisfactory alternative raw water supply:

(a)	NSPI will obtain its own grant of water rights directly from the Province of Nova Scotia for the supply of raw water to the Plant; and

(b)	NPPH confirms that any cost of water attributable to the Plant during the term of the MOMA and the SFSSA will be to the account of NPPH, including, without limitation, where any such water charges are directed to NSPI.

1.2	Further to section 1.1(b) of this Amending Agreement, the MOMA and the SFSSA are hereby amended as follows:

(a)	The MOMA is amended by adding the following sentences as Section D. 2. of Schedule 7:

“The Parties agree and confirm that the Operator will at all times during the Term be responsible for the supply and cost of water to the Facility including as a result of any new permitting or a change in a permit or grant in respect of water that results in a new or increased cost of water.”

(b)	The SFSSA is amended by adding the following sentences at the end of Exhibit “B”:

“Notwithstanding the foregoing or any other provision to the contrary herein, the Parties agree and confirm that NewPage will at all times during the Term be responsible for the cost of the supply of water to the Facility. Any cost for the supply of water will be paid for by NewPage in addition to the charges set out in this Exhibit “B”. At NewPage’s option from time to time, it shall be entitled to supply the water to the Facility on the condition that it must be of a suitable quality and quantity for the operation of the Facility.”

ARTICLE 2 - Environmental Remediation

2.1	It is a condition of Closing under section 8.1.1 of the APA that all representations and warranties of NPPH will be true and correct in all material respects at the

Closing Time. NPPH has advised that the remediation contemplated by Section 4.21.1 of Schedule A (Disclosure Schedule) of the APA will not be completed before Closing. Consequently, the Parties have agreed to proceed with Closing based on the following conditions:

(i)	NPPH commits to remove the underground storage tank referred to in CJ McLellan’s Phase II Environmental Audit dated March, 2010; test the soil surrounding the tank; and in the event there are any exceedances of any provincial soil quality guidelines; develop and carry out with the assistance of CJ McLellan (SNC Lavalin) an appropriate environmental remediation plan.

(ii)	NSPI shall withhold $450,000 of the Purchase Price, which shall be held in escrow by Wickwire Holm and deposited in an interest bearing escrow account until such time as CJ McLellan (SNC Lavalin) provides confirmation to both parties that either (a) there are no exceedances of provincial soil quality guidelines or (b) any required environmental remediation has been completed. Upon receipt of the aforementioned confirmation NPPH shall be paid the holdback of $450,000 plus any applicable interest from the escrow account, provided that if no such confirmation is provided prior to October 31, 2012, the moneys held in escrow plus any applicable interest shall be paid to NSPI.

ARTICLE 3 - Results of Inspections

3.1	It is a condition of Closing under section 8.1.2 of the APA that NSPI will be satisfied with the results of its investigations of the Purchased Assets prior to Closing. The results of the inspection of the boiler are set out in Schedule A hereto.

3.2	NPPH covenants and agrees with NSPI that it will undertake and complete the corrective actions identified in Schedule A hereto or undertake and complete equivalent corrective actions agreed to by NPPH and NPSI by no later than October 31, 2012. If such corrective actions or any portion thereof are not completed by October 31, 2012, then NPPH shall pay NSPI $1,000,000, on account of a failure to carry out any of the corrective actions, and a pro rata portion of the $1,000,000 referable to any respective portion of the corrective actions not carried out, which amount NSPI shall have the right to deduct and set off from invoices arising under the EPC Contract at any time after October 31, 2012. NPPH acknowledges that this $1,000,000 payment is a genuine pre-estimate of the loss that NSPI may suffer as a result of NPPH’s failure to carry out any of the required corrective actions, and is not a penalty. This $1,000,000 payment is in addition to any limitations of liability set out in any of the Agreements. The Parties acknowledge and agree that confirmation of completion of the corrective actions in question, or any part thereof, shall be based on the provision by NPPH to NSPI of confirmation by Babcock & Wilcox Canada Limited.

ARTICLE 4 - EPC Contract Price Escalation, Notice to Proceed and Limitation of Liability

4.1	The EPC Contract is amended by deleting Section 13.7(a) in its entirety.

4.2	The EPC Contract is amended by inserting a new Section 12.3 as follows:

“12.3	Notwithstanding any other provision of this Contract, the Owner shall provide the Contractor with the Full Notice to Proceed by no later than five (5) days following the Closing as such is defined in the Asset Purchase Agreement. In the event the Owner fails to provide the Contractor with the Full Notice to Proceed within such five (5) day period the Full Notice to Proceed shall be deemed to have been given by the Owner to the Contractor.”

4.3	The EPC Contract is amended by inserting the following words immediately before the words “provided that” in Section 41.1(a) of the EPC Contract:

“provided that in the event the Contractor is in default of its obligations pursuant to the Contract as a result of the Contractor’s or the Parent’s financial situation then the Contractor’s total aggregate liability on any basis whatsoever (including all financial and non-financial obligations) to the Owner shall be limited to $15,000,000 and for greater certainty shall include increases in the Owner’s allowance for funds used during construction consistently applied above $25.2 million which increases otherwise would not have been incurred by the Owner absent such a default on account of the Contractor’s or Parent’s financial situation, and further”.

4.4	The EPC Contract is amended by deleting the word “or” at the end of subsection 33.1(i); replacing the period at the end of subsection 33.1(j) with “; or” and by adding the following subsection (k) to Section 33.1:

“(k)	the Letter of Credit is not increased to $15,000,000 within 2 Business Days following the date on which it is required to be increased pursuant to Section 36.1(b).”

ARTICLE 5 - MOMA Performance Deposit

5.1	Section 4.6.1 of the MOMA provides that during the Transition Phase, NPPH shall pay NSPI $220,000 per month as a performance deposit. The Parties agree that the first such payment will be made from the proceeds of the Purchase Price. Consequently, the payment to NPPH on account of the Purchase Price will be reduced by $220,000.

ARTICLE 6 - Fuel Specifications

6.1	Schedule 8 of the MOMA is amended by adding the following two additional fuel sources to the table entitled “Hog Fuel Sources”, subject to all other provisions and fuel criteria set out in the MOMA relating to fuel:

(a)	Up to 2,000 tonnes (as fired) annually of scrap wood and cardboard; and

(b)	Up to 85,000 tonnes (as fired) annually of waste water treatment residue resulting from NPPH’s waste water treatment process.

6.2	Schedule 8 of the MOMA is further amended by inserting the following words at the end of item (i) of the definition of “Biomass” in Schedule 8:

“and includes organic material that has been processed so as to change its size, shape, density, moisture level, or degree of purity, and secondary waste by-products from its processing”.

6.3	The addition of the fuel sources noted in Section 6.1 above in no way derogates or changes NPPH’s responsibilities under the MOMA including, without limitation, NPPH’s obligation to ensure that the Plant remains compliant with the Renewable Energy Standard Regulations (Nova Scotia) and NPPH’s obligation to operate the Plant in accordance with set operating parameters.

ARTICLE 7 - Renewable Electricity Regulations

7.1	The Parties agree that any reference to “RES” or to the Renewable Energy Standard Regulations (Nova Scotia) in the Agreements or in this Amending Agreement shall be deemed to be a reference to the Renewable Electricity Regulations (Nova Scotia) (N.S. Reg. 155/2010) as in effect from time to time and any successor regulations.

ARTICLE 8 - Deed Transfer Tax

8.1	Following the date of the APA, the Municipality of the County of Richmond has increased the rates of deed transfer tax applicable in that County from 0.5% to 1.0%. The Parties have agreed to share the cost of this deed transfer tax increase in respect of the transfer of the Purchased Assets to NSPI. Consequently, the Parties agree to an Adjustment of $200,000 which shall be deducted from the Purchase Price. If, after the date hereof, the Municipality of the County of Richmond determines that the deed transfer tax payable by NSPI in respect of the transfer of the Purchased Assets to NSPI is less than $800,000 and more than $400,000, then NSPI shall promptly pay to NPPH 50% of the reduction.

ARTICLE 9 - General

9.1	Except as amended by this Amending Agreement, all other terms of the Agreements remain in force and effect and unamended. All capitalized terms that are not otherwise defined herein shall have the meaning attributed to such terms in the APA, except that capitalized terms in additions to the language of an Agreement noted herein shall have the meaning attributed to such terms in the applicable Agreement.

9.2	If a court of competent jurisdiction determines that any provision of this Amending Agreement is invalid or unenforceable, such determination shall not affect the validity or enforceability of the remaining provisions of the Amending Agreement.

9.3	All of the covenants and agreements herein contained on the part of either Party shall apply and enure to the benefit of and be binding upon their respective legal representatives, successors and assigns.

9.4	Each of the Parties hereby represents and warrants that it has the power and authority to enter into this Amending Agreement and to perform all of its obligations hereunder.

9.5	This Amending Agreement is governed exclusively by and construed and enforced in accordance with the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein and the Parties attorn to the exclusive jurisdiction of the Courts of Nova Scotia.

9.6	This Amending Agreement may be executed and delivered by the Parties in one or more counterparts, each of which when so executed and delivered shall be an original, and those counterparts shall together constitute one and the same instrument. Delivery of this Amending Agreement by facsimile, e-mail or functionally equivalent electronic transmission constitutes valid and effective delivery.

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IN WITNESS WHEREOF the Parties hereto have properly executed this Amending Agreement as of the date first written above.

NOVA SCOTIA POWER INC.

Per:	/s/ Rob Bennett

Rob Bennett
President & CEO

Per:	/s/ Mark Savory

Mark Savory
Vice President Technical & Construction Services

NEWPAGE PORT HAWKESBURY CORP.

Per:	/s/ Douglas K. Cooper

Douglas K. Cooper
Vice President, General Counsel and Secretary